Exhibit 99.1

First Quarter Report

June 28, 2016

Dear Shareholders:

Your Company completed first quarter 2016 showing continued improvement in both our asset quality and core bank earnings. Uwharrie Capital Corp and its subsidiaries reported total assets of $518 million at March 31, 2016, a slight increase over the $515 million reported for March 31, 2015. While your Company did not show large growth in total assets, we made progress in the composition and quality of our balance sheet. However, more importantly, we continue to grow our family of customers and shareholders who share our beliefs and values in building a community-focused institution that can help secure our future.

New relationships continue to grow year over year, while our independent assessment of customer satisfaction remains above 98%, compared to an average customer satisfaction rating of 73%, according to the American Customer Satisfaction Index. These are positive indicators for a prosperous future. Nothing creates stakeholder value more than a satisfied customer. In these challenging times for banks of all sizes, a volatile world and a slow recovery, we feel our continued growth in new partnerships with the families and businesses we serve is satisfying, and a litmus test to our creation of real value.

Fortunately, the beginning of some recovery of the economy in our region has led to stronger demand for loans. The loan portfolio experienced growth of $13.8 million for the quarter ended March 31, 2016, as compared to the same period for 2015. Annualized, this represents a 4.5% growth rate in the loan portfolio, our leading source of revenue.

Last year, we mentioned we steadily improved our asset quality over the past four years. Now, updated through 1Q 2016, non-performing assets as a percentage of total assets fell again to 1.18%, another $1.9 million improvement. This brings the total improvement from the peak of the recession to over $16 million.

A further positive development is reflected in the continued growth of our core deposits. While the level of deposits was relatively the same, the mix of deposits changed to a lower cost of funds, primarily non-interest bearing checking accounts. Costs of funds were reduced by $75 thousand the first quarter of 2016, when compared to the same period 2015.

Uwharrie Bank experienced a growth in loans outstanding and core deposits, which improved net interest margin slightly. As a company, we have been focused on the development of fee income. We have added additional staff and resources in our mortgage banking division, as well as focused on additional product offerings. In order to further participate in the growth of our region, we have established a mortgage office at 141 Providence Road in Charlotte and are hiring business development officers as well as wealth management professionals for that community.

There is still a desire for a high touch from our public when making the biggest purchase of their life, their home, as well as planning for their retirement. We are investing in both the convenience of new, paperless technology and the people to be involved on a personal level with our customers. These costs are part of building our brand and reputation. We are on track to leverage these costs during 2016, providing the desired returns anticipated in our budget.

During 2014, our mortgage production was $42 million; in 2015, it grew to $72 million. So far through 1Q 2016, we have produced $25 million, a 39% annualized increase. As a result, revenues and fees from our mortgage division increased 40% during the first quarter of 2016, or $200 thousand compared to the same period for 2015. Wealth management also improved 15% or $146 thousand when compared to the same period for 2015. However, as a result of building the foundation and expanding these fee income sources, associated operating expenses for the first quarter were also higher 12.85% or $674 thousand, when compared to first quarter 2015, thus lowering Net Income over 19% or $127 thousand. Even with this decline period over period, we maintained strong earnings of $510 thousand for the quarter, annualized for a 2% improvement over 2015.

Uwharrie Capital Corp stock is still not trading at a price that reflects its true value. Stock price is always a concern of management, but is not our primary focus. Our focus is to build customer relationships by providing real value…meeting people’s needs, solving their financial problems, providing capital and solutions to life and business challenges. In that regard, we are pleased at the positive momentum during the past 12 months. We still have room to improve and continue to make the changes necessary to do so. This improvement is reflected in our stock price. In March 31, 2015, we reported that Uwharrie Capital Corp stock was trading at $3.35 per share. As of March 31, 2016, UCC stock closed at $4.43 per share, $1.08 per share improvement or 32%.

We are grateful for a good start to 2016. As we expand our services into new growth markets and add new programs and products to meet our customers’ needs, we continue to focus on our core purpose: creation of a community-based institution. We remain committed to improving financial literacy and creating capital to build strong “Main Street” economies; thereby, improving the overall return to all our stakeholders. Maintaining our main streets and local economies is critical to our remaining a great nation and a free people. There is no greater purpose than building strong local businesses and communities in which to raise our families. Please remember to invite your friends and business associates to come join us in making a difference as we go about building great communities.

Sincerely, UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	March 31, 2016	March 31, 2015
Assets
Cash and due from banks	$5,802	$4,707
Interest-earning deposits with banks	40,693	49,325
Securities available for sale	94,829	105,530
Securities held to maturity (fair value $12,371 and $11,473, respectively)	12,179	11,466
Loans held for sale	5,278	401
Loans held for investment	322,428	308,633
Less: Allowance for loan losses	2,810	3,729

Net loans held for investment	319,618	304,904

Interest receivable	1,548	1,542
Premises and equipment, net	14,584	14,693
Restricted stock	1,052	1,039
Bank-owned life insurance	6,792	6,675
Other real estate owned	4,944	5,236
Other assets	11,074	9,628

Total assets	$518,393	$515,146

Liabilities
Deposits:
Demand, noninterest-bearing	$101,353	$86,520
Interest checking and money market accounts	236,305	234,600
Savings accounts	40,639	38,758
Time deposits, $250,000 and over	7,945	9,883
Other time deposits	68,227	82,090

Total deposits	454,469	451,851

Interest payable	164	181
Short-term borrowed funds	3,519	4,790
Long-term debt	9,543	9,556
Other liabilities	6,530	5,272

Total liabilities	474,225	471,650

Redeemable common stock held by the Employee Stock
Ownership Plan (ESCP)	—	628
Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 6,981,817 and 7,087,346 shares, respectively Book value per share $4.81 in 2016 and $4.56 in 2015 (1)	8,727	8,685
Additional paid-in capital	12,304	11,620
Undivided profits	12,256	11,465
Accumulated other comprehensive income (loss)	278	522
Total Uwharrie Capital shareholders’ equity	33,565	32,292
Noncontrolling interest	10,603	10,576

Total shareholders’ equity	44,168	42,868

Total liabilities and shareholders’ equity	$518,393	$515,146

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2015.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

(Amounts in thousands except share and per share data)	Three Months Ended March 31,
	2016	2015
Interest Income
Interest and fees on loans	$3,898	$3,910
Interest on investment securities	450	499
Interest-earning deposits with banks and federal funds sold	88	37

Total interest income	4,436	4,446

Interest Expense
Interest paid on deposits	214	299
Interest on borrowed funds	157	147

Total interest expense	371	446

Net Interest Income	4,065	4,000
Provision for (recovery of) loan losses	(58)	(62)

Net interest income after provision (recovery of) for loan losses	4,123	4,062

Noninterest Income
Service charges on deposit accounts	306	330
Other service fees and commissions	1,128	982
Gain (loss) on sale of securities	205	225
Income from mortgage loan sales	700	501
Other income	142	57

Total noninterest income	2,481	2,095

Noninterest Expense
Salaries and employee benefits	3,563	3,092
Occupancy expense	257	284
Equipment expense	169	167
Data processing	180	176
Other operating expenses	1,752	1,528

Total noninterest expense	5,921	5,247

Income before income taxes	683	910
Provision for income taxes	173	273

Net Income	$510	$637

Consolidated net income	$510	$637
Less: Net income attributable to noncontrolling interest	$(147)	$(146)

Net income attributable to Uwharrie Capital	363	491
Dividends - preferred stock	—	—

Net income available to common shareholders	$363	$491

Net Income Per Common Share (1)
Basic	$0.05	$0.07
Assuming dilution	$0.05	$0.07
Weighted Average Common Shares Outstanding (1)
Basic	6,983,017	7,100,565
Assuming dilution	6,983,017	7,100,565